Exhibit 10.1

AMENDMENT NO. 2 TO SELECTED DEALER AGREEMENT

This Amendment No. 2 to the Selected Dealer Agreement, dated as of the 28th day of August, 2015 (this “Amendment”), is made by and among each of Industrial Property Trust Inc., a Maryland corporation (the “Company”), Dividend Capital Securities LLC, a Colorado limited liability company (the “Dealer Manager”), Industrial Property Advisors LLC, a Delaware limited liability company (the “Advisor”), Industrial Property Advisors Group LLC, a Delaware limited liability company (the “Sponsor”), (collectively, the “Issuer Entities”) and Ameriprise Financial Services, Inc. (“Ameriprise”).

WHEREAS, the Issuer Entities and Ameriprise have entered into a Selected Dealer Agreement dated January 21, 2014, as amended by the Amendment to Selected Dealer Agreement dated January 21, 2014, (the “Selected Dealer Agreement”) that sets forth the understandings and agreements whereby Ameriprise will offer and sell on a best efforts basis, for the account of the Company, Class A shares (“Class A Shares”) of common stock (the “Common Stock”) of the Company registered pursuant to the Registration Statement and Prospectus filed with the Securities and Exchange Commission on Form S-11 (File No. 333-184126) under the Securities Act of 1933, as amended and the regulations thereunder; and

WHEREAS, the Company has registered Class T shares (“Class T Shares”) of common stock of the Company under the Registration Statement and Prospectus filed with the Securities Exchange Commission; and

WHEREAS, the Issuer Entities and Ameriprise desire to modify the Selected Dealer Agreement to allow Ameriprise to offer and sell on a best efforts basis, both Class A and Class T Shares of common stock of the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer Entities and Ameriprise agree as follows:

1. Section 1 of the Selected Dealer Agreement shall be deleted in its entirety and replaced with the following.

1.	Introduction. This Selected Dealer Agreement (the “Agreement”) sets forth the understandings and agreements whereby Ameriprise will offer and sell on a best efforts basis for the account of the Company Class A shares (“Class A Shares”) and Class T shares (“Class T Shares”) of common stock (the “Common Stock”), par value $0.01 per share (Class A Shares and Class T Shares collectively referred to herein as the “Shares”), of the Company registered pursuant to the Registration Statement (as defined below) at the per share price set forth in the Registration Statement from time to time (subject to certain volume and other discounts described therein) (the “Offering”), pursuant to which Shares are also being offered pursuant to the Company’s Distribution Reinvestment Plan (the “DRIP”). The Shares are more fully described in the Registration Statement defined below.

Ameriprise is hereby invited to act as a selected dealer for the Offering, subject to the terms and conditions set forth below.

2. Section 2(p) of the Selected Dealer Agreement shall be deleted in its entirety and replaced with the following.

(p)	Qualification as a Real Estate Investment Trust. The Company intends to satisfy the requirements of the Internal Revenue Code of 1986 as amended (the “Code”) for qualification and taxation of the Company as a real estate investment trust. Commencing with its taxable year ending December 31, 2013, the Company is organized and operates in conformity with the requirements for qualification as a real estate investment trust under the Code and its actual method of operation has enabled it and its proposed method of operation as described in the Prospectus will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

The Company’s issuance of Class A Shares and Class T Shares will not cause dividends paid by the Company with respect to Class A Shares and Class T Shares to be preferential dividends within the meaning of § 562(c) of the Code. Furthermore, the Company’s issuance of Class A Shares and Class T Shares will not cause the Company to fail to qualify as a REIT.

3. Sections 3(a) and 3(d) of the Selected Dealer Agreement shall be deleted in their entirety and replaced with the following.

3.	Sale of Shares

(a)	Purchase of Shares. On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, the Company hereby appoints Ameriprise as a Selected Dealer for the Shares during the period from the date hereof to the Termination Date (the “Effective Term”), including the Shares to be issued pursuant to the DRIP, each in the manner described in the Registration Statement. Subject to the performance by the Company of all obligations to be performed by it hereunder and the completeness and accuracy of all of its representations and warranties, Ameriprise agrees to use its best efforts, during the Effective Term, to offer and sell such number of Shares as contemplated by this Agreement at the price stated in the Prospectus, as the same may be adjusted from time to time.

The purchase of Shares must be made during the offering period described in the Prospectus, or after such offering period in the case of purchases made pursuant to the DRIP (each such purchase hereinafter defined as an “Order”).

(i) Persons desiring to purchase Class A Shares are required to (i) deliver to Ameriprise a check in the amount of $10.4407 per Class A Share purchased (subject to certain volume discounts or other discounts as described in the Prospectus, or such other per share price as may be applicable pursuant to the DRIP, or such other per share price as is disclosed from time to time in the Registration Statement or Prospectus) payable to Ameriprise, or (ii) authorize a debit of such amount to the account such purchaser maintains with Ameriprise.

(ii) Persons desiring to purchase Class T Shares are required to (i) deliver to Ameriprise a check in the amount of $9.8298 per Class T Share purchased (subject to such other per share price as may be applicable pursuant to the DRIP, or such other share price as disclosure from time to time in the Registration Statement or Prospectus) payable to Ameriprise, or (ii) authorize a debit of such amount to the account such purchaser maintains with Ameriprise.

(iii) An order form as mutually agreed upon by Ameriprise and the Company substantially similar to the form of subscription agreement attached to the Prospectus (each an “Order Form”) must be completed and submitted to the Company for all investors.

The Dealer Manager and American Enterprise Investment Services, Inc. (“AEIS”), an affiliate of Ameriprise, are parties to that certain Alternative Investment Product Networking Services Agreement, dated December 17, 2013, as amended (the “AIP Networking Agreement”), pursuant to which the broker-controlled accounts of Ameriprise’s customers that invest in the Company will be processed and serviced. The parties acknowledge that any receipt by Ameriprise of payments for subscriptions for Shares shall be effected solely as an administrative convenience, and such receipt of payments shall not be deemed to constitute acceptance of Orders to purchase Shares or sales of Shares by the Company.

All Orders solicited by Ameriprise will be strictly subject to review and acceptance by the Company and the Company reserves the right in its absolute discretion to reject any Order or to accept or reject Orders in the order of their receipt by the Company or otherwise. Within 30 days of receipt of an Order, the Company must accept or reject such Order. If the Company elects to reject such Order, within 10 business days after such rejection, it will notify the purchaser and Ameriprise of such fact and cause the return of such purchaser’s funds submitted with such application. If Ameriprise receives no notice of rejection within the foregoing time limits, the Order shall be deemed accepted. Ameriprise agrees to make commercially reasonable efforts to determine that the purchase of Shares is a suitable and appropriate investment for each potential purchaser of Shares based on information provided by such purchaser regarding, among other things, such purchaser’s age, investment experience, financial situation and investment objectives. Ameriprise agrees to maintain copies of the Orders received from investors and of the other information obtained from investors, including the Order Forms, for a minimum of 6 years from the date of sale and will make such information available to the Company upon request by the Company.

(d)	Compensation.

Class A Shares: In consideration for Ameriprise’s execution of this Agreement, and for the performance of Ameriprise’s obligations hereunder, the Dealer Manager agrees to pay or cause to be paid to Ameriprise a selling commission (the “Selling Commission”) of seven percent ($0.7308 based on $10.4407 price per share) of the price of each Class A Share (except for Class A Shares sold pursuant to the DRIP) sold by Ameriprise; provided, however, that Ameriprise’s Selling Commission shall be reduced with respect to volume sales of Class A Shares to single purchasers (as defined in the Prospectus) and as otherwise set forth in the “Plan of Distribution” section of the Prospectus. In the case of such volume sales to single purchasers, on orders of $500,001 or more, Ameriprise’s Selling Commission shall be reduced by the amount of the Class A Share purchase price discount. In the case of such volume sales to single purchasers, Ameriprise’s Selling Commission and the investor’s purchase price will be reduced in the total volume ranges set forth in the table below. Such reduced share price will not affect the amount received by the Company for investment. The following table sets forth the reduced Class A Share purchase price and Selling Commission payable to Ameriprise:

Dollar Volume of A Shares Purchased For Qualifying Purchaser		Sales Commission Per Class A Share In Volume Discount Range
	Purchase Price Per Class A Share in Volume Discount Range	Percentage (based on $10.00 per Class A Share)	Amount
Up to $500,000	$10.44	7.0%	$0.73
$500,001 – $1,000,000	$10.33	6.0%	$0.62
$1,000,001 – $1,500,000	$10.22	5.0%	$0.51
Over $1,500,001	$10.11	4.0%	$0.40

For example, an investor who invests $600,000 in Class A Shares will be entitled to a discounted sales commission of 6.0% on the Class A Shares purchased in excess of $500,000, reducing the effective purchase price per Class A Share purchased in excess of $500,000 from $10.44 per share to $10.33 per share. Thus, a $600,000 investment would purchase 57,570 Class A Shares. As another example, for a subscription amount of $1,500,000 in Class A Shares, the sales commission for the first $500,000 is 7.0%; the discounted sales commission for the next $500,000 (up to $1,000,000) is 6.0%; and the discounted sales commission for the remaining $500,000 of the subscription amount is 5.0%. Thus, a $1,500,000 investment would purchase 145,213 Class A Shares.

In the event Orders are combined as permitted in the “Plan of Distribution” section of the Prospectus and all such Orders are placed through Ameriprise, the commission payable with respect to any such combined Order will equal the commission per Class A Share which would have been payable in accordance with the table set forth above if all purchases had been made by the same investor. Any reduction in the Sales Commission as a result of such a combination will be prorated among the individual investors whose Orders have been combined. If an investor qualifies for a particular volume discount as the result of multiple purchases, such investor will not be entitled to the discount with respect to prior purchases. Unless Ameriprise, on behalf of purchasers, indicates that Orders are to be combined and provide all other requested information, the Company will not be held responsible for failing to combine Orders properly. As indicated in the Prospectus, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of Class A Shares purchased.

The Company expects the Dealer Manager to enter into Selected Dealer Agreements with other broker-dealers that are members of FINRA, which the Company refers to as participating broker-dealers, to sell the Shares. Except as provided in the Selected Dealer Agreements, the Dealer Manager will reallow to the participating broker-dealers all of the Sales Commissions attributable to such participating broker-dealers. As set forth in the Prospectus, the Company will not pay any Sales Commissions in connection with the sale of Shares in the event: (i) the investor has engaged the services of a registered investment advisor with whom the investor has agreed to pay a fee for investment advisory services (except where an investor has a contract for financial planning services with a registered investment advisor that is also a registered broker dealer, such contract absent any investment advisory services will not qualify the investor for a reduction of the Sales Commission described above), or (ii) in the event the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department. The Company will also offer other discounts in connection with certain other types of sales, as set forth in the “Plan of Distribution” section of the Prospectus. The net proceeds to the Company will not be affected by any such discounts.

The Dealer Manager will also re-allow to Ameriprise out of its dealer manager fee a marketing fee of up to 1.5% of the full price of each Class A Share (except for Class A Shares sold pursuant to the DRIP) sold by Ameriprise (the “Marketing Fee”); provided however, the Company will not pay Ameriprise a Marketing Fee if the aggregate underwriting compensation to be paid to all parties in connection with the Offering exceeds the limitations prescribed by FINRA.

Class T Shares: In consideration for Ameriprise’s execution of this Agreement, and for the performance of Ameriprise’s obligations hereunder, the Dealer Manager agrees to pay or cause to be paid to Ameriprise a Selling Commission of two percent ($0.1966 based on $9.8298 price per share) of the price of each Class T Share (except for Class T Shares sold pursuant to the DRIP) sold by Ameriprise.

The Dealer Manager will also re-allow to Ameriprise out of its dealer manager fee a Marketing Fee of up to 2.0% of the full price of each Class T Share (except for Class T Shares sold pursuant to the DRIP) sold by Ameriprise; provided however, the Company will not pay Ameriprise a Marketing Fee if the aggregate underwriting compensation to be paid to all parties in connection with the Offering exceeds the limitations prescribed by FINRA.

Further, as an additional Marketing Fee, the Advisor will pay up to one-half-of-one percent (0.5%) of the gross proceeds from the sale of the Class T Shares by Ameriprise in the Primary Offering, out of its non-accountable expense reimbursement.

In addition, the Dealer Manager will receive an annual distribution fee of 1.0% of the (i) current gross offering price per Class T Share or (ii) if the Company is no longer offering shares in a public offering, the estimated per share value of Class T Shares; provided, however, that the amount of the distribution fee to be reallowed to Ameriprise will not exceed a total of 4.0%.The Dealer Manager will continue to reallow the ongoing distribution fee to Ameriprise for as long as Ameriprise remains the broker-dealer of record of the applicable Class T Shares. Subject to the foregoing, the distribution fee will accrue daily and be paid monthly.

The Company will cease paying distribution fees with respect to each Class T Share on the earliest to occur of the following: (i) a listing of shares of common stock on a national securities exchange; (ii) such Class T Share no longer being outstanding; (iii) the Dealer Manager’s determination that total underwriting compensation from all sources, including dealer manager fees, Selling Commissions, distribution fees and any other underwriting compensation paid to participating broker dealers with respect to all Class A Shares and Class T Shares would be in excess of 10.0% of the gross proceeds of the primary portion of the Offering; or (iv) the end of the month in which the transfer agent, on behalf of the Company, determines that total underwriting compensation, including dealer manager fees, Selling Commissions, and distribution fees with respect to the Class T Shares held by a stockholder within his or her particular account, would be in excess of 10.0% of the total gross investment amount at the time of purchase of the primary Class T Shares held in such account. All Class T Shares will automatically convert into Class A Shares upon a listing of shares of common stock on a national securities exchange. With respect to item (iv) above, all of the Class T Shares held in a stockholder’s account will automatically convert into Class A Shares as of the last calendar day of the month in which the 10.0% limit on a particular account was reached.

With respect to the conversion of Class T Shares into Class A Shares, each Class T Share will convert into an amount of Class A Shares based on the respective net asset value per share for each class. The Company currently expects that the conversion will be on a one-for-one basis, as it expects the net asset value per share of each Class A Share and Class T Share to be the same, except in the unlikely event that the distribution fees payable by the Company exceed the amount otherwise available for distribution to holders of Class T Shares in a particular period (prior to the deduction of the distribution fees), in which case the excess will be accrued as a reduction to the net asset value per share of each Class T Share.

No payment of Selling Commissions, Marketing Fee or distribution fees will be made in respect of Orders (or portions thereof) which are rejected by the Company. As noted in Section 3(a) above, Ameriprise shall transfer to the Transfer Agent the total amount debited from such investor accounts for the purchase of Shares, net of the Selling Commission payable to Ameriprise. The Marketing Fee will be paid via Automated Clearing House (ACH) payment initiated by the Dealer Manager on the second business day following the week in which the dealer manager fee on the applicable Shares sold by Ameriprise is received by the Dealer Manager. Selling Commissions and the Marketing Fee will be payable only with respect to transactions lawful in the jurisdictions where they occur. Purchases of Shares by the Company, Ameriprise or its or their respective affiliates or any of their respective directors, trustees, officers and employees shall be net of commissions. Ameriprise affirms that the Dealer Manager’s liability for Selling Commissions and the Marketing Fee payable is limited solely to the proceeds of commissions and the dealer manager fee, respectively, receivable from the Company, and Ameriprise hereby waives any and all rights to receive payment of Selling Commissions and the Marketing Fee due until such time as the Dealer Manager is in receipt of the commission and dealer manager fee, respectively, from the Company.

No selling commissions, Marketing Fee or distribution fees shall be paid to Ameriprise for purchases made by an investor pursuant to the DRIP.

The Advisor will pay or cause to be paid to Ameriprise, the amount of any bona fide, itemized, separately invoiced due diligence expenses consistent with the language in the Prospectus and applicable regulations and FINRA rules.

Except for offers and sales of Shares to the Company’s officers and directors, to officers and affiliates of the Advisor, to or through registered investment advisers or a bank acting as a trustee or fiduciary, through the friends and family program or any other arrangements described in the “Plan of Distribution” section of the Prospectus, the Company represents that neither it nor any of its affiliates have offered or sold, and agrees that, through the Termination Date, the Company will not offer or sell any Shares otherwise than through the Dealer Manager as provided in the Dealer Manager Agreement, Ameriprise as herein provided, and the selected dealers other than Ameriprise as provided in the Selected Dealer Agreements.

5. The following provision shall be added to the end of Section 7 of the Selected Dealer Agreement, as Section 7(j).

(j) Information on Share Classes. The Company has applied for a private letter ruling (“PLR”) from the IRS concluding that the differences in the dividends distributed to holders of Class A Shares and Class T Shares due to the class specific fee allocations, as described in the PLR, will not cause such dividends to be preferential dividends. Promptly upon receipt of the PLR from the IRS, the Company will provide a copy of the PLR to Ameriprise. The Company has received the favorable opinion of Greenberg Traurig, LLP, counsel to the Company, dated as of the date hereof or as of each Documented Closing Date, as applicable, and addressed to Ameriprise, to the effect that the difference in dividends distributed to the holders of Class A Shares and the holders of Class T Shares, as described in the Prospectus, will not cause such dividends to be deemed preferential dividends within the meaning of Section 562 of the Code and the Treasury Regulations thereunder. The Issuer Entities shall provide Ameriprise with an update at such time as the total Selling Commissions and distribution fees for the sale and servicing of Class T Shares for the sale to any single purchaser reach their cap. The Issuer Entities shall make a report available to Ameriprise with such information upon written request throughout the Offering.

6. General

A. All capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Selected Dealer Agreement unless otherwise set forth in this Amendment.

B. Except as otherwise expressly amended by this Amendment, all of the provisions of the Selected Dealer Agreement shall continue in full force and effect in accordance with the terms and conditions.

IN WITNESS WHEREOF, the undersigned have hereto executed this Amendment as of the date first above written.

INDUSTRIAL PROPERTY TRUST INC.

By:	/s/ THOMAS G. MCGONAGLE
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

DIVIDEND CAPITAL SECURITIES LLC

By:	/s/ CHARLES MURRAY
Name:	Charles Murray
Title:	President

INDUSTRIAL PROPERTY ADVISORS LLC

By:	/s/ EVAN H. ZUCKER
Name:	Evan H. Zucker
Title:	Manager

INDUSTRIAL PROPERTY ADVISORS GROUP LLC

By:	/s/ EVAN H. ZUCKER
Name:	Evan H. Zucker
Title:	Manager

AMERIPRISE FINANCIAL SERVICES, INC.

By:	/s/ FRANK A. MCCARTHY
Name:	Frank A. McCarthy
Title:	Senior Vice President and General Manager